United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2014

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Certain Officers

On April 28, 2014, American CareSource Holdings, Inc. (the “Company”) entered into an employment agreement with its Chairman of the Board, Richard W. Turner (the “Employment Agreement”), appointing him as Chief Executive Officer of the Company.

Under the terms of the Employment Agreement, the Company will employ Dr. Turner as the Company’s Chairman and Chief Executive Officer for an initial one-year term to commence on April 29, 2014, to be automatically renewed for successive one-year periods thereafter unless either party provides the other with 90 days' notice of non-renewal, subject to the termination provisions set forth in the Employment Agreement.

Dr. Turner will receive an annual base salary in the amount of $300,000 or such greater amount as determined by the Board of Directors of the Company (the “Board”). Dr. Turner will also be eligible to participate in the Company’s bonus compensation plan pursuant to which he will be eligible for an annual performance bonus to be determined by the Board based on Dr. Turner’s and the Company’s performances, but in no event less than $50,000. In addition, Dr. Turner will be eligible to receive awards under the Company’s 2009 Equity Incentive Plan (or its successor stock plan), and was granted an incentive stock option to purchase three hundred fifty thousand (350,000) shares of common stock of the Company and fifty thousand (50,000) shares of restricted common stock of the Company. Dr. Turner is also eligible to participate in all employee benefit plans from time to time in effect for either the Company’s other senior executives or to the Company’s personnel generally. Dr. Turner will be reimbursed by the Company for all reasonable expenses including the cost of travel for business and travel between the Company’s office and Dr. Turner’s residence in Richmond, Virginia, as well as certain technology use and business meals and entertainment expenses, incurred by Dr. Turner in the furtherance of the Company’s business. The Company will also reimburse Dr. Turner for direct living expenses and car expenses in conjunction with Dr. Turner’s residence in the Dallas, Texas area during his tenure as an employee of the Company.

In the event of a Change of Control (as defined in the Employment Agreement), the Company will promptly pay Dr. Turner a lump sum equal to the sum of his then base compensation plus an amount equal to the prior year bonus, and the Company will also pay for Dr. Turner’s health insurance benefits for a total of twelve months following such event.

In the event of any termination, Dr. Turner will be entitled to receive from the Company (i) any base salary earned but not paid through the date of termination; (ii) bonuses earned as previously communicated by the Company; (iii) any amounts owing for reimbursement of expenses properly incurred by Dr. Turner prior to the date of termination and which are reimbursable in accordance with the Employment Agreement; and (iv) health insurance benefits for six months following the termination. In the event that Dr. Turner’s employment is terminated other than for Cause (as defined in the Employment Agreement), Dr. Turner or his estate, as applicable, will be entitled to continued pay of his then base compensation for a period of six months after such termination. Dr. Turner is subject to covenants not to compete and not to solicit customers or employees for the 12 months immediately following his termination for any reason with the Company.

Dr. Turner, 67, has served as a director of American CareSource Holdings since June 2011 and as Chairman of the Board of Directors since May 2013. Dr. Turner served as the Chief Executive Officer and the Chairman of the Board of Directors of Conmed Healthcare Management, Inc., a public company providing healthcare services to county and municipal detention centers, from 2007 until 2012, when it merged with and into a wholly-owned subsidiary of Correct Care Solutions, LLC. Prior to consulting for Conmed’s predecessor in interest in May 2006, Dr. Turner served as President and Chief Executive Officer of EyeTel Imaging, Inc., from January 2004 to May 2006. Prior to January 2004, Dr. Turner served as President and Chief Executive Officer of BEI Medical Systems Company, Inc., a company engaged in the development and marketing of a minimally invasive endometrial ablation system. BEI Medical was sold to Boston Scientific Corp. for approximately $95 million in 2002. Since February 2013, Dr. Turner has been serving as a member of the Board of Directors of CNS Response, Inc., a publicly-traded company. Dr. Turner graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his Ph.D. from Berne University.

There are no family relationships between Dr. Turner and any of the Company’s directors and executive officers.

(e) Compensatory Arrangements of Certain Officers

Richard W. Turner entered into Employment Agreement described above under Item 5.02(c). A description of the Employment Agreement is incorporated herein by reference to the description above under Item 5.02(c).

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

A copy of the press release issued by the Company announcing Dr. Turner’s appointment as Chief Executive Officer of the Company as well as the Company's announcement of its strategy to enter the urgent care market is attached as Exhibit 99.1 to this Current Report on Form 8-K. This exhibit is furnished pursuant to Item 5.02 and shall not be deemed “filed.”

10.1	Employment Agreement, dated as of April 28, 2014, by and between Richard W. Turner and American Caresource Holdings, Inc.
99.1	Press release of Registrant, dated	April 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date:	May 2, 2014	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Acting Chief Operating Officer and Chief Financial Officer